Exhibit 10.1

AMENDMENT NO. 1 DATED AS OF SEPTEMBER 18, 2006
TO THE
DECEMBER 6, 2005 AMENDED AND RESTATED
ROYAL CARIBBEAN CRUISES LTD.
 2000 STOCK AWARD PLAN

Whereas, on December 6, 2005, Royal Caribbean Cruises Ltd. (the "Company") amended and restated its 2000 Stock Award Plan (the "Plan"). Unless otherwise specified, capitalized terms as used in this Amendment No. 1 are defined in the Plan; and

Whereas, Section 11 of the Plan provides that the Committee may amend the Plan at any time, provided that any material amendment to the Plan will not be effective unless approved by the Company’s stockholders; and

Whereas, it is the intention of the Company, to extend the period during which a Nonqualified Option may be exercised to one year following a Termination of Service (for other than death or disability); and

Whereas, this amendment does not constitute a material amendment to the Plan that would require shareholder approval.

Now, therefore, the Plan is hereby amended as follows:

I.	A new paragraph shall be inserted immediately after the 5th paragraph of Section 7 to read as follows:

“If an Optionee’s Date of Grant is on or after September 18, 2006, and such Optionee has a Termination of Service by reason of his/her death or Disability prior to the expiration date of his/her Option, or if an Optionee dies subsequent to his/her Termination of Service on account of such Disability but prior to the expiration date of his/her Option, and in either case all or some portion of such Option is Vested and exercisable pursuant to the terms of this Plan and of the Option Agreement, such Option may be exercised by the Optionee or by the Optionee’s estate, personal representative or beneficiary, as the case may be, at any time prior to the earlier of (i) one year following the date of the Optionee’s death or disability, or (ii) the expiration date of such Option.”

II.	A new paragraph shall be inserted immediately after the 6th paragraph of Section 7 to read as follows:

“If an Optionee’s Date of Grant is on or after September 18, 2006, and such Optionee has a Termination of Service for any reason other than his/her death or Disability prior to the expiration date of his/her Option, and all or some portion of such Option is Vested and exercisable pursuant to the terms of this Plan and of the Option Agreement, such Option may be exercised by the Optionee at any time prior to the earlier of (i) three months (in the case of an Incentive Option) or one year (in the case of a Nonqualified Option) following the date of the Optionee’s Termination, or (ii) the expiration date of such Option.”

This Amendment No. 1 is effective as of September 18, 2006.

IN WITNESS WHEREOF Royal Caribbean Cruises Ltd. has caused this Amendment No. 1 to be executed as of this 18th day of September 2006.

ROYAL CARIBBEAN CRUISES LTD.

Attest:	/s/ Bradley H. Stein	By:	/s/ Maria R. Del Busto

	Bradley H. Stein		Maria R. Del Busto
	Vice President, General Counsel/		Vice President and Chief Human
	Secretary		Resources Officer